Exhibit (b)(i)

HPS INVESTMENT PARTNERS, LLC

40 West 57th Street

New York, NY 10019

CONFIDENTIAL

February 9, 2026

Glow Midco, LLC

c/o General Atlantic Service Company, L.P.

55 East 52nd Street, 32nd Floor

New York, New York 10055

COMMITMENT LETTER

PROJECT GLOW

Ladies and Gentlemen:

You have advised HPS Investment Partners, LLC (acting on behalf of certain funds (or affiliates or subsidiaries of such funds) and/or accounts managed, advised or controlled by it or its affiliates or subsidiaries, “HPS”, “we” or “us”) that Glow Midco, LLC, a Delaware limited liability company (“Buyer” or “you”) directly or indirectly controlled by affiliates of General Atlantic Service Company, L.P. (collectively with its investment affiliates and managed funds, the “Sponsor”), proposes to directly or indirectly acquire (the “Acquisition”) all of the capital stock and other equity interests of European Wax Center, Inc., a Delaware corporation (the “Target Corporation”) and EWC Ventures, LLC, a Delaware limited liability company (the “Target LLC” and, together with the Target Corporation, collectively, the “Target”) and their business operations (collectively, the “Acquired Business”). The Acquisition will be effected pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Acquisition Agreement”), by and between Buyer, Glow Merger Sub 1, Inc., a Delaware corporation (“Corporate Merger Sub”), Glow Merger Sub 2, LLC, a Delaware limited liability company (“LLC Merger Sub”), and the other parties thereto. In connection with the Acquisition, Corporate Merger Sub will merge with and into the Target Corporation, with the Target Corporation as the surviving entity (the “Corporate Merger”) and LLC Merger Sub will merge with and into the Target LLC, with the Target LLC as the surviving entity (the “LLC Merger” and, together with the Corporate Merger, the “Mergers”), with Buyer directly or indirectly owning all of the capital stock and other equity interests of the Target and the Acquired Business after giving effect to the Mergers.

In connection with the Acquisition the Borrower intends to obtain a senior secured term loan facility of $74.0 million (the “Term Facility”) on the terms described in the Summary of Term Facility Terms and Conditions attached as Annex I hereto (the “Acquisition Term Sheet”).

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Acquisition Term Sheet or the Fee Letter, as the context may require; and this commitment letter, the Acquisition Term Sheet and the Acquisition Conditions Annex (as defined below) are referred to collectively as this “Commitment Letter”.

The term “Acquisition Transactions” means the Acquisition, the Mergers, the entering into of this Commitment Letter, the entering into of the Term Facility, the initial borrowings thereunder and the use of proceeds thereof, and the payments of fees, commissions, costs, premiums and expenses in connection with each of the foregoing.

1. Commitments.

(a) HPS (in such capacity, the “Committed Lender”) is pleased to advise you of its commitment, in accordance with the terms of this Commitment Letter, to provide the entire amount of the Term Facility on the Closing Date (such commitment, the “Acquisition Commitment”), subject only to the satisfaction (or waiver in writing by the Committed Lender) of the conditions set forth in Annex II hereto (the “Acquisition Conditions Annex”).

2. Titles and Roles.

It is agreed that (i) HPS will act as the lead left arranger and bookrunner for the Term Facility, and, in consultation with you, will manage all aspects of the syndication (if any) of the Term Facility, and will, in such capacities, perform the duties and exercise the authority customarily associated with such roles (in such capacity, the “Acquisition Lead Arranger”), and (ii) HPS will act as administrative agent and collateral agent for the Term Facility (in such capacities, the “Administrative Agent”).

It is understood and agreed that HPS will appear on the top “lead” left of the cover page of any offering or marketing materials for the Term Facility and will hold the leading roles and responsibilities conventionally understood to be associated with such name placement. It is further understood and agreed that no other advisors, agents, co-agents, managers, co-managers, arrangers, co-arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter, the Annexes hereto or the Fee Letter (as defined below)) will be paid in connection with the Term Facility unless you and we shall so agree. Any such other agents (or their affiliates, as applicable) for the relevant Term Facility will be listed in an order determined by you in consultation with the Commitment Parties (as defined in the Fee Letter) in any marketing materials or other documentation.

3. Syndication.

(a) The Acquisition Lead Arranger reserves the right, from the date hereof through the closing date of the Acquisition and the concurrent funding of the Term Facility (such date, the “Closing Date”) to syndicate all or a portion of the Committed Lender’s commitments hereunder with respect to the Term Facility to a group of banks, financial institutions and other institutional lenders identified by the Acquisition Lead Arranger and subject to your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) (together with the Committed Lender, the “Lender(s)”); provided that (i) such syndication shall not be a condition to the Committed Lender’s commitments hereunder nor relieve or release the Committed Lender of its obligations set forth herein (including its obligations to fund the Term Facility on the Closing Date in accordance with the terms and conditions set forth in this Commitment Letter), (ii) unless you specifically agree otherwise in writing, such syndication and assignment shall not become effective until the initial funding of the Term Facility on the Closing Date, (iii) unless you specifically agree otherwise in writing, the Committed Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Term Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the initial funding of the Term Facility on the Closing Date has occurred and (iv) you shall not be required to provide any assistance in connection with such syndication (unless otherwise agreed between us and you). The Acquisition Lead Arranger agrees not to syndicate the Term Facility to (i) competitors in the Acquired Business’s line of business separately identified in writing by you or the Sponsor to us from time to time (and affiliates thereof that are either identified in writing or are reasonably identifiable by name) (other than a bona fide debt fund affiliate, except to the extent separately identified to us in accordance with this clause (i) or succeeding clause (ii)) (with no retroactive effect for any supplements in accordance with this clause

(i) with respect to persons that have previously acquired and continue to hold an assignment or participation or that otherwise have entered into a trade to acquire an assignment or participation) and (ii) those banks, financial institutions and other lenders separately identified in writing by you or the Sponsor to us prior to the date hereof (together with such competitors and affiliates thereof under the foregoing clause (i), the “Disqualified Lenders”). Notwithstanding anything to the contrary herein, and for the avoidance of doubt, on and after the funding of the loans on the Closing Date, the Committed Lender shall be permitted to assign and/or participate its commitments and/or funded loans under the Term Facility in accordance with the assignment and participation provisions in the Definitive Loan Documentation.

(b) Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or any other letter agreement or undertaking concerning the financing of the Acquisition Transactions, neither the commencement nor the completion of the syndication of the Term Facility, nor the receipt of any commitments in connection therewith shall constitute a condition to the commitments of the Committed Lender hereunder; it being agreed that the only conditions to the funding or availability of the Term Facility shall be the satisfaction (or waiver in writing by the Committed Lender) of the terms and conditions set forth in the Acquisition Conditions Annex.

4. Information. In connection with the Acquisition Commitment, you hereby represent and covenant that (to your knowledge with respect to information provided by or concerning the Acquired Business) (a) all written information (other than customary financial statement forecasts of the Borrower and other forward-looking information (“Acquisition Projections”), and information of a general economic or industry specific nature) that has been or will be made available to us by Buyer, the Borrower or any of their respective representatives on behalf of Buyer or the Borrower in connection with the Acquisition Transactions (the “Acquisition Information”), when taken as a whole, does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading (in each case after giving effect to all supplements and updates thereto made in accordance with this Section 4 from time to time) and (b) the Acquisition Projections that have been or will be made available to us by Buyer, the Borrower or any of their respective representatives on behalf of Buyer or the Borrower in connection with the Acquisition Transactions have been and will be prepared in good faith based upon assumptions believed by you to be reasonable (at the time furnished); it being understood by the Committed Lender that projections by their nature are inherently uncertain and contingent and are not to be viewed as facts, and no assurances are being given that the results reflected in the Acquisition Projections will be achieved, that actual results may differ and that such differences may be material. You agree that if at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect (to your knowledge with respect to the Acquired Business) if the Acquisition Information and the Acquisition Projections were being furnished, and such representations were being made, at such time, then you will (or with respect to the Acquisition Information and the Acquisition Projections relating to the Acquired Business, will use commercially reasonable efforts to) promptly upon obtaining knowledge thereof notify us and supplement, or cause to be supplemented, in all instances subject to, and not in contravention of, the terms of the Acquisition Agreement, the Acquisition Information and the Acquisition Projections so that such representations (with respect to the Acquisition Information and the Acquisition Projections relating to the Acquired Business, to your knowledge) will be correct at such time in all material respects. In issuing the Acquisition Commitment hereunder and in arranging and syndicating the Term Facility, you understand and agree that we are and will be using and relying on the Acquisition Information and the Acquisition Projections without independent verification thereof and we do not assume responsibility for the accuracy or completeness of the Acquisition Information or the Acquisition Projections. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Acquisition Transaction, none of the making of any representation under this Section 4, the provision of any supplement thereto or the accuracy of any such representation or supplement shall constitute a condition to the Acquisition Commitment hereunder or the funding of the Term Facility on the Closing Date.

5. Compensation.

As consideration for the commitments of the Committed Lender hereunder with respect to the Term Facility, the agreement of the Acquisition Lead Arranger to structure, arrange and syndicate, as applicable, the Term Facility, to provide advisory services in connection therewith and to provide the services set forth in the Fee Letter, you agree to pay, or cause to be paid, the fees set forth in the fee letter of even date herewith addressed to you (together with the annexes thereto, the “Fee Letter”) on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

6. Conditions.

Our commitments and agreements hereunder in respect of the Term Facility are subject only to the conditions set forth in the Acquisition Conditions Annex and upon satisfaction (or written waiver thereof by the Committed Lender) of such conditions, the initial funding of the Term Facility shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder in respect of the Term Facility other than those that are expressly stated in the Acquisition Conditions Annex to be conditions to the closing of the Term Facility and the funding under the Term Facility on the Closing Date.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation with regard to the Term Facility (the “Definitive Loan Documentation”) or any other letter agreement or other undertaking concerning the financing of the Acquisition Transactions to the contrary, (i) the only representations, the making or accuracy of which shall be a condition to availability of the Term Facility on the Closing Date, shall be (A) such of the representations made by or on behalf of the Acquired Business in the Acquisition Agreement as are material to the interests of the Committed Lender, but only to the extent that you have (or your applicable affiliate has) the right to terminate, or not to consummate, your (or its) obligations under the Acquisition Agreement as a result of a breach of such representations, without any liability to you (or your applicable affiliates) (to such extent, the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) (it being understood that the failure of any representation or warranty (other than the Acquisition Agreement Representations and the Specified Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding under the Term Facility) and (ii) the terms of the Definitive Loan Documentation shall be in a form such that they do not impair availability of the Term Facility on the Closing Date if the conditions set forth in the Acquisition Conditions Annex are satisfied or waived (it being understood that, to the extent any collateral referred to in the Acquisition Term Sheet under the heading “Security” (other than liens that may be perfected by the filing of a financing statement under the Uniform Commercial Code, solely to the extent of perfection by such filing) is not or cannot be provided on the Closing Date without undue burden or expense or after your use of commercially reasonable efforts to do so, the provision of such Collateral (as defined below) (and the perfection of the security interest therein) shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date and shall not affect the size of the Term Facility available on the Closing Date but shall be (i) except as set forth in the following clause (ii), required to be provided within 90 days (or such longer time as may be agreed to by the Administrative Agent in its reasonable discretion) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably) and (ii) in the case of any certificated equity interests (x) of the Borrower constituting Collateral, be required to be delivered to the Administrative Agent on or prior to the date that is five (5) business days following the Closing Date and

(y) of any other person constituting Collateral, be required to be delivered to the Administrative Agent on or prior to the date that is fifteen (15) business days following the Closing Date (or, in each case of clauses (x) and (y), such longer time as may be agreed to by the Administrative Agent in its reasonable discretion). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower to be set forth in the Definitive Loan Documentation relating to organizational existence of the Borrower (after giving effect to the Acquisition); organizational power and authority (as to execution, delivery and performance of the Definitive Loan Documentation) of the Borrower, due authorization, execution, delivery and enforceability by the Borrower of the Definitive Loan Documentation, in each case, related to, the borrowing under, performance of, and granting of security interests in the collateral pursuant to, the Definitive Loan Documentation; solvency as of the Closing Date (after giving effect to the Acquisition Transactions) of the Borrower and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex III hereto); Federal Reserve margin regulations; the Investment Company Act; the use of the proceeds of borrowing under the Term Facility on the Closing Date not violating OFAC regulations, the PATRIOT Act, the FCPA and other applicable sanctions, anti-corruption and anti-money laundering laws; the incurrence of the loans to be made under the Term Facility and the granting of the security interests in the collateral to secure the Borrower’s obligations under the Term Facility not conflicting with the organizational documents of the Borrower (after giving effect to the Acquisition Transactions); and, subject to permitted liens and the limitations set forth in the proviso in clause (ii) of the immediately preceding sentence and the Acquisition Term Sheet, creation, validity and perfection of security interests in the collateral. This paragraph, and the provisions contained herein, shall be referred to as the “Certain Funds Provision”.

7. [Reserved].

8. Indemnity and Expenses.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Term Facility, you agree (a) to indemnify and hold harmless the Commitment Parties, each of their successors and permitted assigns, and their respective affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors of each of them (each, an “Indemnified Person”) from and against any and all losses, disputes, claims, damages and liabilities of any kind or nature and (without duplication of fees and expenses described in clauses (b) and (c) below) reasonable and documented or invoiced out-of-pocket fees and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced (in summary form) out-of-pocket legal expenses of a single counsel for all such Indemnified Persons, taken as a whole, and, if necessary, of a single local counsel in each appropriate material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Indemnified Persons, taken as a whole), to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with this Commitment Letter (including the Acquisition Term Sheet), the Fee Letter, the Acquisition Transactions or any related transaction contemplated hereby, the Term Facility or any use or proposed use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any such reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in any lawsuit, investigation, claim or other proceeding relating to any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, disputes, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective principals, directors, officers, employees, representatives, agents or advisors, in each case who are involved in the Acquisition Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled affiliates under this Commitment Letter (including the Acquisition Term Sheet), the Fee Letter or the Definitive Loan Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) disputes between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you or any of your affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role in respect of the Term Facility, unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision)); and (b) to the extent the Closing Date occurs or, if the Closing Date does not occur, the Acquisition is consummated without the use of the Term Facility, to reimburse the Committed Lender from time to time, promptly upon presentation of a summary statement (and in any event, within 30 days of such presentation), for all reasonable and documented or invoiced (in summary form) out-of-pocket expenses (including expenses of the Committed Lender’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), syndication expenses, disbursements and other charges, but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced (in summary form) out-of-pocket expenses of a single lead counsel to the Committed Lender identified in the Acquisition Term Sheet and of a single local counsel to the Committed Lender in each appropriate material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except, in any case, allocated costs of in-house counsel), in each case incurred in connection with the Term Facility or the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Definitive Loan Documentation and any security arrangements in connection therewith. The foregoing provisions in this paragraph shall be superseded, in each case to the extent covered thereby, by the applicable provisions contained in the Definitive Loan Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter or the Fee Letter, (i) no Indemnified Person nor any of their respective affiliates shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective principals, officers, directors, employees, agents, advisors or other representatives, in each case who are involved in or aware of the Acquisition Transactions, as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) none of us, you, the Sponsor, the Acquired Business or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter or the Acquisition Transactions (including the Term Facility and the use of proceeds thereof), or with respect to any activities related to the Term Facility, including the preparation of this Commitment Letter, the Fee Letter and the Definitive Loan Documentation; provided that nothing in this sentence shall limit your indemnification obligations in respect of claims asserted by third parties as otherwise expressly set forth in this Section 8.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If, however, any Proceeding is settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 8.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceedings, and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

If the indemnifying party has reimbursed any Indemnified Person for any legal or other expenses in accordance with such request and there is a final and non-appealable determination by a court of competent jurisdiction that the Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 8, then the Indemnified Person shall promptly refund such amount to the applicable indemnifying party.

9. Confidentiality.

This Commitment Letter is delivered to you upon the condition that, neither the existence of this Commitment Letter or the Fee Letter nor any of their contents shall be disclosed by you, directly or indirectly, to any other person, except that:

(a) the existence and contents of this Commitment Letter and the Fee Letter may be disclosed (i) as may be compelled in a legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority, (ii) to the Sponsor and to your and the Sponsor’s directors, officers, employees, affiliates, controlling persons, members, partners, equity holders, legal counsel, representatives, agents, accountants, auditors and advisors, in each case on a confidential basis, (iii) in connection with the enforcement of your rights hereunder or (iv) if we consent in writing to such proposed disclosure (such consent not to be unreasonably withheld, delayed or conditioned);

(b) the existence and contents of this Commitment Letter and the existence of the Fee Letter (but not the contents of the Fee Letter) may be disclosed (i) in any confidential information memorandum or other syndication or other marketing materials in connection with the Term Facility, (ii) to the extent required by the applicable rules of any national securities exchange, or (iii) to the extent required by applicable federal securities laws, in connection with any Securities and Exchange Commission filings relating to the Acquisition; and

(c) the existence and contents of the Acquisition Term Sheet may be disclosed to (i) any Lender, Purchaser or participant, any potential Lender, Purchaser or participant or any equity investors, in each case on a confidential basis and (ii) any rating agency.

In addition, this Commitment Letter and the Fee Letter may be disclosed to the Target, the Acquired Business and their respective directors, officers, employees, affiliates, controlling persons, members, partners, equity holders, legal counsel, representatives, agents, accountants, auditors and advisors, in each case (but in the case of the Fee Letter, solely if the economic and other terms therein are redacted in a customary manner reasonably satisfactory to the Acquisition Lead Arranger) on a confidential and need-to-know basis. In addition, you may disclose the aggregate fee amount contained in the Fee Letter (including upfront fees and original issue discount) as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Acquisition Transactions to the extent customary or required in offering and marketing materials for the Term Facility or in any public filing relating to the Acquisition Transactions. Further, you may disclose to the Borrower’s auditors the Fee Letter and the contents thereof after the Closing Date on a confidential and need-to know basis for customary accounting purposes, including accounting for deferred financing costs. With respect to this Commitment Letter (but not the Fee Letter) restrictions in this paragraph and the immediately preceding paragraph shall cease to apply on the second anniversary of the date hereof.

The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Acquisition Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure and to use commercially reasonable efforts to ensure that any such information disclosed is accorded confidential treatment), (b) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure and to use commercially reasonable efforts to ensure that any such information disclosed is accorded confidential treatment), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by any Commitment Party or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, Buyer, the Holdco Guarantor, the Sponsor, the Acquired Business or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Holdco Guarantor, Buyer, the Sponsor, the Acquired Business or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, their respective affiliates and/or their respective Representatives (as defined below), (f) to the Commitment Parties’ affiliates and to the Commitment Parties’ and their affiliates’ respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Acquisition Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (provided that the Commitment Parties shall be responsible for their affiliates’ and their Representatives’ compliance with this paragraph), (g) as explicitly set forth in the Fee Letter, (h) such confidential information as is necessary in connection with the enforcement of our rights under the Commitment Letter or Fee Letter, (i) to ratings agencies, (j) for purposes of establishing a “due diligence” defense or (k) to potential or prospective Lenders, Purchasers, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries, financing sources for the Commitment Parties and their affiliates and related funds to obtain financing for the commitments hereunder, limited partners, credit insurers and reinsurers, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any Lenders, Purchasers or prospective Lenders or Purchasers or participants or prospective participants, contractual counterparty, financing source, limited partner, credit insurer or reinsurer referred to above shall be made subject to the acknowledgment and acceptance by such Lender, Purchaser or prospective Lender or Purchaser or participant or prospective participant, contractual counterparty, financing source, limited partner, credit insurer or reinsurer that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other syndication or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. For the avoidance of doubt, in no event shall any disclosure of such information be made to any Disqualified Lender or any person known to be a Disqualified Purchaser. The Commitment Parties’ and their affiliates’, obligations under this paragraph shall automatically terminate upon the earlier of the Closing Date, in which case the provisions in this paragraph shall be superseded by the confidentiality provisions of the Definitive Loan Documentation, and (ii) the second anniversary of the date hereof.

Notwithstanding the foregoing, nothing in this Commitment Letter shall prohibit or restrict any party or its affiliates, employees, or agents from communicating about possible violations of law or regulation directly to any governmental agency or entity, any self-regulatory organization or any law enforcement authority to the extent such communication is protected under whistleblower provisions of the applicable laws or regulations.

10. Other Services.

You acknowledge and agree that we and/or our affiliates may be requested to provide additional services with respect to the Sponsor, Buyer, the Holdco Guarantor, the Borrower, the Issuer, the Acquired Business and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit us or any of our affiliates to provide any services other than as set out herein.

11. Conflicts of Interest.

None of us or our affiliates will use confidential information obtained from the Acquired Business, the Sponsor, you or your or their respective affiliates by virtue of the transactions contemplated hereby or their other relationships with you in connection with the performance by us and our affiliates of services for other persons. You also acknowledge that none of us or our affiliates has an obligation to use in connection with the transactions contemplated hereby, or to furnish or disclose to, or utilize to the benefit of, you, Buyer, the Sponsor or the Acquired Business (or any of your or their respective affiliates or representatives) confidential information obtained from other persons. You also acknowledge that we or our affiliates may be a full service securities firm and may from time to time effect transactions and other engagements, for our own or our affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Acquired Business and its affiliates and of other companies that may be the subject of or conflict with the transactions contemplated by this Commitment Letter, and you acknowledge that we and our affiliates may retain for our and our affiliates’ own benefit remuneration for our and our affiliates’ services, notwithstanding that a conflict of interest may exist or may arise from such other transaction or other engagement. You acknowledge that we or our affiliates may be providing financing or other services to parties whose interests may conflict with yours. You acknowledge that we and our affiliates operate under rules, policies and procedures, including independence policies and permanent and ad hoc information barriers between and within our and our affiliates’ different divisions, directed to ensuring that (i) the individual directors, officers and employees involved in an assignment undertaken by a member of one of our (or our affiliates’) divisions (including the engagement hereunder) are not influenced by any such conflicting interest or duty and (ii) that any confidential information held by a member of one of our (or our affiliates’) divisions is not disclosed or made available to any other client.

In addition, in the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Acquired Business and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

12. No Fiduciary Relationship.

You hereby acknowledge that we are acting as independent contractors pursuant to a contractual relationship created by this Commitment Letter that was entered into on an arm’s length basis and in no event do the parties intend that any of us act or be responsible as a fiduciary to you or any of your subsidiaries, your stockholders or creditors or any other person in connection with any activity that we may undertake or have undertaken in furtherance of the Term Facility, either before or after the date hereof. We hereby expressly disclaim any fiduciary, advisory or similar obligations to any such person, whether in connection with the Term Facility, this Commitment Letter or the Fee Letter or any matters leading up to any of the foregoing, and you hereby confirm your understanding and agreement to that effect. Each of you and we agree that you and we are each responsible for making our own independent judgments with respect to the Acquisition Transactions, and that any opinions or views expressed by us to you regarding the Acquisition Transactions, including, without limitation, any opinions or views with respect to the price or market for your or your subsidiaries’ debt, do not constitute advice or recommendations to you or any of your subsidiaries. Please note that the Commitment Parties are not providing any tax, accounting or legal advice in any jurisdiction. You, on behalf of yourself and your subsidiaries, hereby waive and release, to the fullest extent permitted by law, any claims that you or any of your subsidiaries may have against us with respect to any breach or alleged breach of any fiduciary, advisory or similar duty in connection with the Acquisition Transactions or any matters leading up to the execution of this Commitment Letter, the Fee Letter or the Definitive Loan Documentation.

13. Governing Law; Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you, to the ultimate entity that is the Borrower, or another “shell” entity, in each case so long as such entity is newly formed under the laws of any jurisdiction within the United States of America and is, or will be, controlled by the Sponsor after giving effect to the Acquisition Transactions and shall (directly or through a wholly owned subsidiary) own the Acquired Business) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, delayed or conditioned (and any attempted assignment without such consent shall be null and void)). You also agree that the Committed Lender may, without the prior written consent of each other party hereto, at any time and from time to time assign all or any portion of its respective commitments hereunder to one or more of our affiliates, one or more of our respective funds, any of our separately managed accounts and/or any of our respective funds and accounts that are administered, advised or managed by us or our respective affiliates (provided that no such assignment shall release the Committed Lender from its commitments hereunder until the initial funding of the Term Facility on the Closing Date). Unless you otherwise consent in your sole discretion, the Committed Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Term Facility including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date.

This Commitment Letter and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any other previous agreements and understandings, oral or written, relating to the subject matter hereof. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder.

This Commitment Letter may not be amended, or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic image scan transmission (e.g., “PDF” or “tiff” via email) shall be effective as delivery of a manually executed counterpart of this Commitment Letter and any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders, the Purchasers and, with respect to the indemnification provided under Section 8, each Indemnified Person.

THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS COMMITMENT LETTER (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE, AND AT LAW OR IN EQUITY) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition of “Closing Date Material Adverse Effect” (as defined in Annex II) (and whether or not an Closing Date Material Adverse Effect has occurred), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any breach thereof you or your applicable affiliate has the right to terminate, or not to consummate, your (or its) obligations under the Acquisition Agreement as a result of a breach of such representations, without any liability to you (or your applicable affiliates) and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict-of-laws or other rules that would result in the application of the laws of a different jurisdiction.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE, AND AT LAW OR IN EQUITY) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER, ANY OF THE ACQUISITION TRANSACTIONS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby submits to the exclusive jurisdiction of the federal and New York State courts located in New York County (and appellate courts thereof) in connection with any dispute related to this Commitment Letter, the Fee Letter, and any of the Acquisition Transactions or any of the matters contemplated hereby or thereby (whether based upon contract, tort or otherwise, and at law or in equity), and agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding relating to any such dispute. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

14. Patriot Act.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time (the “Patriot Act”), and of 31 C.F.R. § 1010.230 (as amended, the “Beneficial Ownership Regulation”), we and the other Lenders and Purchasers may be required to obtain, verify and record information that identifies Buyer and the Borrower, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender or Purchaser to identify them in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to us and the other Lenders and Purchasers.

15. Acceptance and Termination.

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter prior to 11:59 p.m., New York City time, on the date that is one (1) business day after the date hereof (the “Deadline”). This Commitment Letter and the commitments of the Committed Lender and the agreements of the Acquisition Lead Arranger shall expire automatically without further notice unless you accept this Commitment Letter and the Fee Letter, and we receive executed counterparts hereof and thereof prior to the Deadline. Upon the earliest to occur of (A) 11:59 p.m., New York City time, on the date that is five (5) Business Days (as defined in the Acquisition Agreement) after the Termination Date (as defined, and as may be extended in accordance with the first proviso in Section 8.1(c) of, the Acquisition Agreement as in effect on the date hereof), (B) the consummation of the Acquisition without the funding of the Term Facility, (C) the date of valid termination of the Acquisition Agreement in accordance with its terms, and (D) upon the delivery of a notice by the Borrower to the Acquisition Lead Arranger of such termination, the commitments of the Committed Lender and the agreements of the Acquisition Lead Arranger to provide the services described herein shall automatically terminate unless the Committed Lender and the Acquisition Lead Arranger (with respect to the Acquisition Commitment) shall, in their discretion, agree to an extension (such date, the “Commitment Termination Date”).

The compensation (as provided for in the Fee Letter), confidentiality, syndication (in accordance with the express terms hereof and thereof), indemnity and expenses, governing law, waiver of jury trial, forum and survival provisions in this Commitment Letter and the Fee Letter shall survive termination of any or all of the commitments of the Committed Lender hereunder; provided that, on the Closing Date, the obligations with respect to the confidentiality provisions and the indemnification provisions set forth herein shall automatically be superseded by the Definitive Loan Documentation to the extent covered thereby. The provisions under the heading “Conflicts of Interest” shall survive the execution and delivery of the Definitive Loan Documentation. You may terminate this Commitment Letter and/or all or any portion of the Term Facility (on a ratable basis hereunder) at any time subject to the terms of this paragraph.

[Signature Page Follows]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition Transactions.

Very truly yours,

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Madelaine O’Connell
Name:	Madelaine O’Connell
Title:	Managing Director

SIGNATURE PAGE TO COMMITMENT LETTER (PROJECT GLOW)

Accepted and agreed to as of the date first written above:

GLOW MIDCO, LLC

By:	/s/ Gordon Cruess
Name:	Gordon Cruess
Title:	Managing Director

SIGNATURE PAGE TO COMMITMENT LETTER (PROJECT GLOW)

ANNEX I

SUMMARY OF TERM FACILITY

TERMS AND CONDITIONS

Terms used but not defined herein shall have the meanings provided elsewhere in the Commitment Letter to which this Annex I is attached.

Borrower:	The Buyer (the “Borrower”).

Lead Arranger and Bookrunner:	HPS Investment Partners, LLC (“HPS” or the “Acquisition Lead Arranger”).

Lenders:	A syndicate of banks, financial institutions and other entities, including the Acquisition Lead Arranger, arranged by the Acquisition Lead Arranger in consultation with and reasonably acceptable to the Borrower, but in each case excluding any Disqualified Lender (collectively, the “Lenders”).

Administrative Agent and Collateral Agent:	HPS (in its capacity as administrative agent, the “Administrative Agent” and, in its capacity as collateral agent, the “Collateral Agent”).

Term Facility:	A senior secured term loan facility in an aggregate principal amount of $74.0 million (the “Term Facility”). Loans made pursuant to the Term Facility are herein referred to as the “Term Loans”.

Definitive Documentation:	Except as otherwise set forth herein, the definitive credit agreement, security agreements and other agreements and documentation with respect to the Term Facility (collectively, the “Definitive Loan Documentation”) shall (i) contain terms that are consistent with the Commitment Letter, including this Acquisition Term Sheet, (ii) contain only those conditions to funding on the Closing Date that are expressly set forth on the Acquisition Conditions Annex, (iii) contain only those mandatory prepayments, representations and warranties, covenants and events of default that are expressly set forth or referred to in this Acquisition Term Sheet, (iv) with respect to matters not specified in the Commitment Letter or this Acquisition Term Sheet, take into consideration the specific nature of the business of the Borrower and its subsidiaries (including as to the Borrower’s status as a holding company and as to business and financial accounting of the Borrower and operational and strategic requirements of the Borrower and its subsidiaries in light of their consolidated size, industries, practices and the Borrower’s proposed business plan as reflected in the financial model provided to the Acquisition Lead Arranger prior to the date hereof (the “Model”), in each case, after giving effect to the transactions contemplated herein) and modifications to reflect changes in law, (v) be drafted by counsel to the Sponsor and negotiated in good faith and be based on a credit agreement agreed in writing between counsel to the Sponsor and counsel to the Acquisition Lead Arranger on or prior to the date hereof (the “Documentation Precedent”) and (vi) include such

Annex I-1

modifications, as are reasonably acceptable to the Borrower, to accommodate the reasonable administrative, agency and operational requirements of the Administrative Agent (the standards set forth in clauses (i) through (vi) above, the “Documentation Principles”).

Available Currency:	The Term Facility will be available in United States dollars.

Purpose:	Proceeds of the Term Facility will be used by the Borrower on the Closing Date to finance a portion of the Acquisition and to pay fees, commissions, costs, premiums and expenses in connection therewith.

Maturity Date:	October 14, 2026.

Availability:	The Term Facility shall be available in a single drawing on the Closing Date.

Amortization:	None.

Interest:	At the Borrower’s option, loans will bear interest from the date of borrowing based on the Base Rate (as defined in a customary manner) or Term SOFR (as defined in a customary manner) and all interest shall be paid in cash on the applicable interest payment date, as described below.

Base Rate Option:	Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365/366 days and payable quarterly in arrears, commencing on the last day of the first full fiscal quarter following the Closing Date.

Term SOFR Option:	Term SOFR for, at the Borrower’s option, an interest period of 1, 3 or 6 months, plus the applicable Interest Margin; provided that Term SOFR shall be deemed to be not less than 1.00% per annum. Interest will be paid on the maturity date of the Term Facility and at the end of each such interest period and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Default Interest:	Upon the occurrence and during the continuance of a bankruptcy or insolvency event of default or a payment event of default with respect to any principal, interest or other amounts under the Definitive Loan Documentation, the relevant overdue amount of principal of the loans shall bear interest at a rate of 2.00% per annum plus the rate otherwise applicable to such loans and any other overdue amount shall bear interest at a rate of 2.00% per annum plus the rate applicable to Base Rate loans, and, in each case, will be payable on demand.

Interest Margins:	The applicable “Interest Margin” with respect to the Term Facility will be the percentages set forth in the following table:

Applicable Dates	Base Rate	Term SOFR
On and prior to September 14, 2026	4.50%	5.50%
Thereafter	5.50%	6.50%

Annex I-2

Mandatory Prepayments:	The Term Facility shall be prepaid in an amount equal to:

(a) 100% of the net cash proceeds received by the Borrower or any of its subsidiaries from the non-ordinary course sale or other disposition of all or any part of the assets of the Borrower (including insurance and condemnation proceeds) in excess of an amount to be agreed, other than customary exceptions and exceptions consistent with the Documentation Principles; and

(b) 100% of the net cash proceeds received by the Borrower or any of its subsidiaries from the issuance of debt after the Closing Date (excluding debt permitted to be issued by the Definitive Loan Documentation but including, for the avoidance of doubt, the net cash proceeds of (i) any increase to the Existing WBS Facility and (ii) the WBS Term Notes). “Existing WBS Facility” shall mean the Series 2022-1 Notes issued pursuant to the Series 2022-1 Supplement to the Base Indenture, dated as of April 6, 2022, by and between the Issuer and Citibank, N.A., as Trustee.

There will be no prepayment premiums or penalties for mandatory prepayments.

All prepayments referred to in clauses (a) and (b) above are subject to permissibility under (i) local law (e.g., financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on up-streaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (ii) material organizational document restrictions (including as a result of minority or joint venture ownership) not created in contemplation thereof. Notwithstanding the foregoing, mandatory prepayments made pursuant to clauses (a) and (b) above shall be limited to the extent that the Borrower determines, in consultation with the Administrative Agent, that such prepayment would result in adverse tax consequences to the Borrower or its affiliates or direct or indirect equity holders (including imposition of withholding taxes) related to the repatriation or upstreaming of funds or would be prohibited or restricted by applicable law or any material agreement not entered into in contemplation hereof. The non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute an event of default and such amounts shall be available for working capital purposes of the Borrower and its subsidiaries. Nothing in this paragraph shall limit the obligation of the Borrower to repay the Term Facility in full on the maturity date thereof.

Optional Prepayments:	Optional prepayments will be permitted in whole or in part, with prior notice, and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments, without premium or penalty.

Application of Prepayments:	Mandatory and optional prepayments of Term Loans shall be applied in the manner directed by the Borrower (or, in the absence of any such direction, in forward order of maturities).

Guarantees:	The Term Facility will be fully and unconditionally guaranteed by the direct parent of the Borrower (the “Holdco Guarantor” and, together with the Borrower, collectively, the “Loan Parties”)

Annex I-3

Security:	The Term Facility will be secured on a first-priority basis (subject to exceptions and limitations to be agreed consistent with the Documentation Principles and the Certain Funds Provision) by perfected first priority pledges of all of the equity interest of the Borrower held by the Holdco Guarantor and all of the equity interests of the Borrower’s direct domestic subsidiaries, and by perfected first priority security interests in substantially all owned tangible and intangible assets (including, without limitation, accounts receivable, inventory, equipment, general intangibles, intercompany notes, casualty insurance policies, investment property, intellectual property, equity interests in joint ventures and proceeds of the foregoing of the Loan Parties, wherever located, now or hereafter owned (collectively, the “Collateral”), except for customary excluded assets to be agreed in the Definitive Loan Documentation consistent with the Documentation Principles.

In addition, no actions shall be required to be taken to perfect a security interest in any asset located outside of the United States and no foreign law security or pledge agreements or foreign intellectual property filings or searches shall be required.

Conditions to Initial Borrowings:	Conditions precedent to the initial borrowings under the Term Facility will consist solely of those set forth in the Acquisition Conditions Annex.

Representations and Warranties:	The representations and warranties will apply to the Holdco Guarantor, the Borrower and its subsidiaries after giving effect to the Acquisition Transactions, will be subject to materiality levels and/or exceptions consistent with the Documentation Principles and reflected in the Definitive Loan Documentation, and will be limited to the following (subject to the Certain Funds Provision for purposes of the conditions precedent to the initial borrowing):

Accuracy and completeness of financial statements; no material adverse change; corporate existence; compliance with laws; corporate and/or limited liability existence, qualification, power and authority; enforceability of the Definitive Loan Documentation; no conflict with organization documents, law or contractual obligations; payment of taxes; no litigation; accuracy of disclosure as of the Closing Date; ownership of property; intellectual property; use of proceeds and Federal Reserve margin regulations; ERISA; Investment Company Act; material labor matters; capitalization of subsidiaries as of the Closing Date; environmental matters; solvency on a consolidated basis as of the Closing Date consistent with the solvency certificate attached as Annex III to the Commitment Letter; Patriot Act, FCPA, OFAC and other anti-terrorism, sanctions, anti-corruption and anti-money laundering law compliance; accuracy and completeness of any certificates evidencing beneficial interest delivered pursuant to FinCEN regulations; and creation and perfection of security interests (subject to permitted liens).

Annex I-4

Affirmative Covenants:	The affirmative covenants will apply to the Holdco Guarantor, the Borrower and its subsidiaries, will be subject to materiality levels and/or exceptions consistent with the Documentation Principles and reflected in the Definitive Loan Documentation, and will be limited to the following (subject to the Certain Funds Provision for purposes of the conditions precedent to the initial borrowings only):

Delivery of unaudited quarterly financial statements for the first three fiscal quarters of the relevant fiscal year and audited annual financial statements (which may be for a subsidiary of the Borrower along with unaudited consolidating information showing the differences between the Borrower and such subsidiary), in each case, together with customary MD&A; delivery of compliance certificates with delivery of required financial statements; delivery of all notices and other financial information required to be delivered by the issuer under the definitive documentation in respect of the Existing WBS Facility promptly following delivery to the trustee and/or purchasers thereunder (other than any notice solely with respect to the collateral under the Existing WBS Facility); notices of defaults and events of default under the Definitive Loan Documentation, material litigation and other events reasonably expected to result in a material adverse effect; annual budgets; maintenance of existence; compliance with laws and regulations (including, without limitation, (x) environmental matters, taxation and ERISA, in each case to the extent noncompliance is reasonably expected to result in a material adverse effect, and (y) Patriot Act, FCPA, OFAC and other anti-terrorism, sanctions, anticorruption and anti-money laundering laws); payment of taxes and other obligations; maintenance of customary insurance; customary evidence of property and liability insurance; maintenance of books and records; covenant to guarantee obligations and give security; right of the Administrative Agent to inspect property and books and records annually and following an event of default; changes in nature of business; changes in fiscal years; further assurances with respect to the Collateral; and use of proceeds.

Negative Covenants:	The negative covenants will apply to the Borrower and its subsidiaries (and with respect to the “holdco” covenant only, the Holdco Guarantor), will be subject to materiality levels, baskets and/or exceptions to be agreed consistent with the Documentation Principles and reflected in the Definitive Loan Documentation, and will be limited to the following (subject to the Certain Funds Provision for purposes of the conditions precedent for the initial borrowing only): limitation on dispositions of assets; limitation on mergers and investments (including loans and acquisitions); limitations on dividends, stock repurchases and redemptions, and prepayments of subordinated, junior lien and unsecured debt; limitation on the incurrence, issuance and/or assumption of indebtedness; limitation on liens; limitation on transactions with affiliates; limitation on fundamental changes; limitation on modification or waiver of organizational documents of the Borrower in any manner materially adverse to the Lenders; limitations on modification or waiver of the definitive documentation in respect of the Existing WBS Facility in a manner that is material and adverse to the Lenders (excluding any modification in connection with any refinancing of the Existing WBS Facility on market terms and any amendment to extend the maturity thereof); a “holdco” covenant applicable to the Borrower and certain intermediate holding companies to be mutually agreed; and an anti-short circuiting covenant to be mutually agreed.

Annex I-5

Financial Covenant:	Limited to maintenance of a total net leverage ratio of the Borrower and its subsidiaries (to be defined in a manner consistent with the Documentation Principles, and calculated net of unrestricted cash and cash equivalents of the Borrower and its subsidiaries), to be set at a single level to be mutually agreed, including customary “equity cure” provisions in a manner to be agreed, and to be tested as of the last day of each fiscal quarter, commencing with the last day of the first fiscal quarter ending after the Closing Date.

Unrestricted Subsidiaries:	The Definitive Loan Documentation will prohibit the Borrower from designating any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary”.

Events of Default:	Events of default will apply to the Holdco Guarantor, the Borrower and its subsidiaries, will be subject to materiality levels, default triggers, cure and grace periods and/or exceptions consistent with the Documentation Principles and reflected in the Definitive Loan Documentation, and will be limited to the following:

Nonpayment of principal, interest, fees or other amounts (with a five business day grace period for interest, fees and other amounts); failure of representations and warranties to be correct in any material respect when made; failure to perform negative covenants, the financial covenant and affirmative covenants to provide notices of default and events of default and maintain the Borrower’s corporate existence; failure to perform other covenants subject to a 30-day cure period after the earlier to occur of the date on which a responsible officer of the Borrower becomes aware of such default and the date on which notice of such default from the Administrative Agent is received; cross defaults to continuing events of default under the Existing WBS Facility and other material indebtedness in excess of a threshold amount to be mutually agreed (the “Threshold Amount”); cross-acceleration to the Existing WBS Facility and other material indebtedness in excess of the Threshold Amount; loss of lien on material collateral; invalidity of loan documents; bankruptcy and insolvency events; customary ERISA events subject to a material adverse effect qualifier; material final and non-appealable monetary judgments; and Change of Control (to be defined in the Definitive Loan Documentation consistent with the Documentation Principles but, in any event, to include a trigger for a sale of all or substantially all of the assets of the Borrower and its subsidiaries, taken as a whole).

Defaulting Lenders:	The Definitive Loan Documentation shall contain customary provisions relating to “defaulting” Lenders (including provisions relating to the suspension of voting rights and rights to receive fees, and the termination or assignment of commitments and loans held by “defaulting” Lenders at par).

Assignments and Participations:	Following the funding of the Term Facility on the Closing Date, each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Term Facility. Assignments will require payment of an administrative fee to the Administrative Agent and the consents of the Administrative Agent and

Annex I-6

the Borrower, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no consent of the Borrower shall be required for an assignment to an existing Lender or an affiliate of an existing Lender or a related fund of an existing Lender or during a payment or bankruptcy event of default; provided, further, that, the Borrower shall have deemed to have consented to any assignment unless it has objected thereto by delivering written notice to the Administrative Agent within ten (10) business days after receipt of a request to consent thereto. In addition, each Lender may sell participations in all or a portion of its loans and commitments under one or more of the Term Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Term Facility (except as to matters specifically set forth under (a) and (b) under “Voting” below with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) is required).

Notwithstanding the foregoing, assignments (and, to the extent the Disqualified Lender list is made available to all Lenders, participations; provided that regardless of whether the Disqualified Lender list has been made available to all Lenders, no Lender may sell participations in Loans to Disqualified Lender without the consent of the Borrower solely to the extent the Disqualified Lender list has been made available to such Lender) shall not be permitted to Disqualified Lenders (the list of which may be updated from time to time after the Closing Date to include competitors and otherwise with the consent of the Administrative Agent and will remain on file with the Administrative Agent (but, in each case, with no retroactive effect with respect to persons that have previously acquired and continue to hold an assignment or participation or that otherwise have entered into a trade to acquire an assignment or participation)). Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an event of default relating to payment default or bankruptcy has occurred and is continuing.

The Borrower shall have customary rights and remedies in respect of any assignment or participation made to any Disqualified Lender in violation of the terms hereof.

Expenses and Indemnification:	All reasonable and documented or invoiced (in summary form) out-of-pocket expenses (but limited (i) in the case of legal fees and expenses, to reasonable and documented or invoiced legal fees and expenses of a single lead counsel to the Acquisition Lead Arranger, the Administrative Agent, the Collateral Agent, and the Lenders, taken as a whole, and of a single local counsel to such persons, taken as a whole, in each appropriate material jurisdiction (which may include a single special counsel acting in multiple jurisdictions), and, solely in the case of an actual conflict of interest, one additional counsel in each applicable material jurisdiction, and of such other counsel retained with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or

Annex I-7

delayed) and (ii) in the case of consultants’ fees, to the extent any such consultant has been retained with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed)) of the Acquisition Lead Arranger, the Administrative Agent and the Collateral Agent incurred in connection with the syndication of the Term Facility and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the Definitive Loan Documentation are, promptly upon presentation of a summary statement (and in any event within 30 days of such presentation), to be paid by the Borrower. In addition, all reasonable and documented out-of-pocket expenses (but limited, in the case of legal fees and expenses, to reasonable and documented or invoiced legal fees and expenses of a single lead counsel and, if necessary, a single local counsel in each appropriate material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the Administrative Agent and the Lenders, taken as a whole, and, solely in the case of an actual conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Lenders, taken as a whole) of the Administrative Agent, Collateral Agent, the Acquisition Lead Arranger and the Lenders for workout proceeding and enforcement costs associated with the Term Facility are to be paid by the Borrower.

The Borrower will indemnify the Lenders, the Acquisition Lead Arranger, the Administrative Agent and the Collateral Agent and their respective affiliates (each, an “Indemnified Person”), and hold them harmless from and against all reasonable and documented or invoiced out-of-pocket costs, expenses (but limited, in the case of legal fees and expenses, to reasonable and documented or invoiced (in summary form) legal fees and expenses of a single lead counsel for all such Indemnified Persons, taken as a whole, and, if necessary, of a single local counsel in each appropriate material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Indemnified Persons, taken as a whole) and liabilities arising out of or relating to the Acquisition Transactions and any actual or proposed use of the proceeds of any loans made under the Term Facility; provided that no such person will be indemnified for costs, expenses or liabilities incurred solely by reason of (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its controlled affiliates or any of its or their respective principals, directors, officers, employees, representatives, agents or advisors (as determined by a final, non-appealable judgment of a court of competent jurisdiction), (ii) a material breach of the Definitive Loan Documentation by such Indemnified Person or any of its affiliates when neither the Borrower nor any of its affiliates have breached their obligations thereunder in any material respect (as determined by a final non-appealable judgment of a court of competent jurisdiction) or (iii) any disputes solely among the Indemnified Persons to the extent not arising out of any act or omission of the Borrower or any of its subsidiaries (other than claims against the Acquisition Lead Arranger or any Administrative Agent in its capacity as such, unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnified Person or

Annex I-8

any of its affiliates (as determined by a final, non-appealable judgment of a court of competent jurisdiction)). Notwithstanding the foregoing, the Borrower shall not be liable for any indemnification pursuant to any settlement made by any Indemnified Person effected without the Borrower’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

None of the parties hereto shall be liable for any indirect, special, punitive or consequential damages; provided that nothing in this paragraph shall limit the indemnification rights (to the extent expressly set forth herein) of any Indemnified Person in respect of claims asserted by third parties.

Yield Protection, Taxes and Other Deductions:	The Definitive Loan Documentation will contain yield protection provisions, customary for facilities of this nature; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances for which it is the general policy or practice of such requesting Lender to demand such compensation in similar circumstances under comparable provisions of other similar agreements. All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Lenders will use commercially reasonable efforts to minimize to the extent possible any applicable taxes, and the Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders and the Administrative Agent, as the case may be.

Replacement of Lenders:	The Borrower shall have the right to replace any Lender that (a) makes a claim with respect to certain contingencies, including those described in the immediately preceding provision, (b) refuses to consent to certain amendments or waivers of the Term Facility which require the consent of such Lender and which have been approved by the Required Lenders (as defined below) or (c) is a Defaulting Lender.

Voting:	Amendments, waivers and other modifications of the Definitive Loan Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of loans and commitments under the Term Facility (the “Required Lenders”), except that:

(a) the consent of each Lender directly and adversely affected thereby will be required with respect to (i) increases in commitments of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or default shall constitute an increase in the commitment of any Lender), (ii) reductions of principal, interest (other than default interest) or fees, (iii) extensions of scheduled amortization, date of payment of interest or any fee or final maturity and (iv) modifications to the pro rata sharing and payment waterfall provisions; and

(b) the consent of 100% of the Lenders will be required with respect to (i) changes in voting thresholds and (ii) releases of liens on all or substantially all of the Collateral (other than in connection with any sale of Collateral permitted by the Definitive Loan Documentation).

Annex I-9

Notwithstanding anything to the contrary, (i) the consent of the Administrative Agent will be required to amend, modify or otherwise affect the rights and duties of the Administrative Agent under the Definitive Loan Documentation and (ii) the Definitive Loan Documentation shall include a “Serta” protection provision to be set forth therein.

Governing Law and Forum:	The laws of the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition of “Closing Date Material Adverse Effect” (and whether or not an Closing Date Material Adverse Effect has occurred), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any breach thereof the Borrower or the Borrower’s applicable affiliate has the right to terminate the Borrower’s or such affiliate’s obligations under the Acquisition Agreement and (c) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any breach thereof the Borrower or its applicable affiliate has the right to terminate, or not to consummate, the Borrower’s (or its affiliate’s) obligations under the Acquisition Agreement as a result of a breach of such representations, without any liability to the Borrower (or any of its applicable affiliates) and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict-of-laws or other rules that would result in the application of the laws of a different jurisdiction.

Counsel to the Acquisition Lead Arranger, the Administrative Agent, and the Collateral Agent:	White & Case LLP

Annex I-10

ANNEX II

CONDITIONS TO CLOSING OF TERM FACILITY

The commitments in respect of the Term Facility under the Commitment Letter to which this Annex II is attached are subject only to the conditions set forth below and subject in each case to the Certain Funds Provision. Terms used but not defined herein shall have the meanings provided elsewhere in the Commitment Letter.

1. The Acquisition shall have been or, substantially concurrently with the initial borrowings under the Term Facility shall be, consummated in accordance with the terms of the Acquisition Agreement, but without giving effect to any modifications, amendments or waivers or consents by Buyer that are materially adverse to the Committed Lender (in its capacity as such) without the consent of the Acquisition Lead Arranger, such consent not to be unreasonably withheld, delayed or conditioned; it being agreed that (a) a reduction in the purchase price under the Acquisition Agreement of equal to or less than 15% of the total acquisition consideration shall be deemed not to be materially adverse to the Committed Lender, (b) a reduction in the purchase price under the Acquisition Agreement in excess of 15% of the total acquisition consideration shall be deemed not to be materially adverse to the Committed Lender so long as such reduction is accompanied with a commensurate reduction (on a percentage basis) to the aggregate principal amount of the commitments under the Term Facility and (c) any change to the terms of the Acquisition Agreement that increases the cash consideration required to be paid by Buyer thereunder shall be deemed not to be materially adverse to the Committed Lender so long as such increase is not funded with additional indebtedness of the Borrower and its subsidiaries; provided that any working capital or purchase price adjustments contemplated by the Acquisition Agreement in effect as of the date hereof shall not be treated as reduction or increase in consideration for purposes of this paragraph. Notwithstanding the foregoing, the Acquisition Lead Arranger shall be deemed to have consented to any modification, amendment, waiver or consent unless the Commitment Party shall object in writing thereto within three (3) business days of receipt of written notice of such modification, amendment, waiver or consent.

2. The Acquisition Lead Arranger shall have received (a) audited consolidated balance sheets and related statements of income and cash flows of the Target for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Target for each subsequent fiscal quarter ended at least 45 days before the Closing Date; provided that filing of the required financial statements on form 10-K and/or form 10-Q, as applicable, by the Target will satisfy the foregoing applicable requirements (it being agreed that, as of the date hereof, the financial statements required for (x) clause (a) have been satisfied for the fiscal years ending December 31, 2022, January 6, 2024 and January 4, 2025 and (y) clause (b) have been satisfied for the fiscal quarters ending October 4, 2025, July 5, 2025 and April 5, 2025).

3. The Lenders shall have received the Definitive Loan Documentation executed by the Loan Parties on the terms set forth in the Acquisition Term Sheet (subject to the Certain Funds Provision), and the Lenders shall have received customary opinions; closing certificates; customary evidence of authority with respect to any of the officers executing such Definitive Loan Documentation; and customary officer’s certificates from any of the Holdco Guarantor’s and the Borrower’s officers executing such Definitive Loan Documentation; good standing certificates (to the extent applicable) from the Secretary of State or such other office of the Holdco Guarantor’s and the Borrower’s jurisdiction of organization; a customary borrowing request, which shall be delivered at least one (1) business day prior to the Closing Date; and a solvency certificate substantially in the form attached as Annex III to the Commitment Letter.

4. Each Lender shall have received at least three (3) Business Days (as defined in the Acquisition Agreement) prior to the Closing Date (a) all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and FinCEN regulations, and (b) to the extent the Borrower qualifies as a “legal entity” customer under the Beneficial Ownership Regulation, a beneficial ownership certification in relation to the Borrower, in each case, that has been reasonably requested by the Lenders at least ten (10) Business Days (as defined in the Acquisition Agreement) in advance of the Closing Date.

Annex II-1

5. Payment (upon the funding of the initial borrowings under the Term Facility) of fees and expenses due to the Committed Lender under the Commitment Letter and the Fee Letter required to be paid on the Closing Date in respect of the Term Facility, in the case of expenses, to the extent invoiced in reasonable detail at least three business days prior to the Closing Date (except as otherwise reasonably agreed by you).

6. No Closing Date Company Material Adverse Effect will have occurred after the date of the Acquisition Agreement. “Closing Date Material Adverse Effect” shall mean a “Company Material Adverse Effect” as defined in the Acquisition Agreement as of the date hereof without giving effect to any subsequent modifications of such definition.

7. The execution and delivery by the Holdco Guarantor and the Borrower to the Administrative Agent and the Collateral Agent of a customary security agreement with respect to the Term Facility, pursuant to which the Holdco Guarantor and the Borrower grant a lien on the Collateral in favor of the Collateral Agent to secure the obligations under the Term Facility and authorizes the Collateral Agent to file customary UCC-1 financing statements with respect thereto.

8. The Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provisions and the Specified Representations shall be true and correct in all material respects (or true and correct in all material respects as of a specified date, if earlier) as of the Closing Date provided, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects.

Annex II-2

ANNEX III

FORM OF SOLVENCY CERTIFICATE

[_____], 2026

This Solvency Certificate is being executed and delivered pursuant to Section [__] of that certain Credit Agreement, dated as of [_____], 2026 (the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Glow Midco, LLC (the “Borrower”), the guarantors party thereto, the lenders party thereto and [•], as administrative agent and collateral agent.

I, [_____], a Responsible Officer of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1. I am generally familiar with the businesses and assets of the Borrower and its subsidiaries, on a consolidated basis, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

2. As of the date hereof and after giving effect to the Acquisition Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Acquisition Transactions, (i) the sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value, on a going concern basis, of the present assets of the Borrower and its subsidiaries, on a consolidated basis; (ii) the capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of the Borrower and its subsidiaries, on a consolidated basis, contemplated as of the date hereof; and (iii) the Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

GLOW MIDCO, LLC

By:
Name:
Title:	[_____]